PATENT AND TRADEMARK LICENSE AGREEMENT

This Agreement is entered into effective August 10, 2009, between Martin J. and Stacey R. Chuck, of 20361 Penhollow Lane, Bend, Oregon 97702 (“Licensor”) and Tour Striker-TGA, LLC, (“Licensee”) a Colorado company, with offices at 1130 Garden Street, Suite A, San Luis Obispo, California 93401.

Whereas, Licensee has requested that Licensor grant License an exclusive license under (i) Licensee’s pending U.S. patent application directed to a Golf teaching tool and (ii) Licensee’s “TOUR STRIKER” marks and registration application.

Whereas, Licensor is willing to grant such a license under terms and conditions as set forth herein;

NOW, THEREFORE, the parties agree as follows:

ARTICLE ONE – DEFINITIONS

1.1
Fair Market Value: with respect to any product sold or leased by Licensee shall mean the gross sales proceeds actually obtained and received by the Licensee for such product in the form in which it is sold, whether or not assembled (and without excluding any components or subassemblies that are included in such selling price) in arm’s-length transactions and with respect to non-arm’s length transactions, the selling price that Licensee would realize from an unaffiliated buyer in an arm’s length sale of an identical product in the same quantity and at the same time and place as such sale, lease or putting into use. In determining “gross sales proceeds” the following shall be excluded: (a) usual trade discounts actually allowed to unaffiliated persons or entities; (b) costs of insurance and transportation; (d) import, export, excise, sales, and value added taxes, and custom duties; and (e) any shipping and handling charges.

1.2	Licensed Golf Tool Product: any product embraced by, or for which an ordinary use of the product would fall within, the scope of any claim issued or pending in the Licensed Patents.

1.3
Licensed Marks: the mark TOUR STRIKER and the Tour Striker logo (as shown in Exhibit A hereto), including without limitation pending U.S. trademark registration application Serial No. 77578174, filed September 24, 2008, for “Tour Striker” and design.

1.4
Licensed Patents: pending U.S. patent application Serial No. 61/097,118, filed September 9, 2008, entitled “Golf Swing Training Device and Methods of Use” and all patent applications and patents or similar governmental intellectual property rights claiming priority through any such U.S. patent application.

1.5	Licensed Product: all Licensed Golf Tool Products and all other products to which the parties have agreed as set forth in Section 3.1 of this Agreement.

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ARTICLE TWO – PATENT LICENSE

2.1
Subject to the terms of this Agreement, Licensor grants the Licensee a world-wide, exclusive, personal, royalty-bearing license under the Licensed Technology to make, use, offer for sale, and sell, import, and otherwise distribute Licensed Golf Tool Products provided the Licensed Golf Tool Products (i) are prominently marked with the Licensor’s Tour Striker logo mark as shown in Exhibit A hereto and (ii) are marked with no other marks or other indicia without the Licensor’s approval in writing in advance, which approval shall not be unreasonably withheld or delayed. In the event that the Licensor’s sales of Licensed Golf Tool Products do not exceed 250 units in any two succeeding quarters after September 30, 2009, the Licensor shall have the right to convert this exclusive license in this section 2.1 to a non-exclusive license on written notice to the Licensee within ninety days thereafter; and in the event that Licensor’s sales of Licensed Golf Tool Products do not exceed 500 units in any three succeeding quarters after September 30, 2009, the Licensor shall have the option to terminate this Agreement on written notice to the Licensee within ninety days thereafter. For purposes of this Agreement, the term “quarter” shall mean a calendar quarter, commencing January 1st, April 1st, July 1st, and October 1st of each calendar year.

ARTICLE THREE – TRADEMARK LICENSE

3.1
Subject to the terms of this Agreement, Licensor grants the Licensee a world-wide, exclusive, personal, royalty-bearing license to utilize the Licensed Marks in connection with the Licensed Golf Tool Products and any other golfing products mutually agreed by the parties in a written addendum to this Agreement. In the event that the Licensor’s sales of Licensed Golf Tool Products do not exceed 250 units in any two succeeding quarters after September 30, 2009, the Licensor shall have the right to convert this exclusive license in this section 3.1 to a non-exclusive license on written notice to the Licensee within ninety days thereafter; and in the event that Licensor’s sales of Licensed Golf Tool Products do not exceed 500 units in any three succeeding quarters after September 30, 2009, the Licensor shall have the option to terminate this Agreement on written notice to the Licensee within ninety days thereafter.

3.2
The Licensee shall not use any marks in connection with Licensed Products other than the Licensed Marks unless approved in advance in writing by the Licensor, which approval shall not be unreasonably withheld or delayed. Licensor may, however, not approve of use of any marks in connection with the Licensed Products unless a Licensed Mark is the most prominent used in connection with the Licensed Products.

3.3
The Licensee shall not utilize any marks that are, or are likely to be, confusingly similar to any of the Licensed Marks, nor shall the Licensee directly or indirectly seek to register, or aid or support any third party in registering, any Licensed Mark or any mark confusingly similar to any Licensed Mark. All use of any Licensed Mark shall inure strictly to the benefit of the Licensor.

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3.4
Licensor shall apply a Licensed Mark only to products as authorized herein and, with respect to any products for use, sale, or distribution to third party, that are of the same high quality in design, workmanship, and materials of those products sold or distributed on behalf of Licensor prior to the execution of this License Agreement (“Standards of Quality”). Licensor shall have the right at any time to conduct, during regular business hours at the Licensee’s offices as set forth above, an examination of products manufactured by or for the Licensee (including those assembled or tested) to determine compliance of such products with this provision. If at any time any such products shall, in the reasonable opinion of Licensor, fail to conform to the Standards of Quality, Licensor or its authorized representative shall so notify the Licensee. Upon such notification the Licensee shall promptly cease to use all Licensed Marks on such products and not sell or distribute such nonconforming products until the Standards of Quality have been met to the reasonable satisfaction of Licensor. Licensee agrees to send to Licensor a sample of each of Licensee’s products bearing a Licensed Mark, as the Licensor may request from time-to-time (not more than once per year), for inspection and testing to assure conformance of the products with this section 3.4. The transportation costs for shipment of the samples to Licensor shall be borne by Licensee.

3.5
The appearance of any Licensed Mark on any product (including without limitation any Licensed Product), promotional or instructional material, web site, communication, trade show display, or other place, file, or object shall be subject to prior approval in writing by the Licensor prior to granting any third party access to any such appearance. Licensor shall not unreasonably withhold such approval. In the event Licensee requests the approval of Licensor for use of the Licensed Mark for advertising, marketing and promotional purposes, Licensor shall promptly respond to such request for approval. Any failure by Licensor to respond to a request for approval within 10 days of Licensor’s receipt of such request shall be deemed an approval.

ARTICLE FOUR – OTHER MARKING

4.1
Licensee shall mark the packaging for all Licensed Golf Toll Product prominently with the Licensor’s Tour Striker logo mark as shown in Exhibit A hereto and with no other trademarks without the Licensor’s approval in writing in advance, which approval shall not be unreasonably withheld or delayed.

4.2
Licensee shall further mark all Licensed Products with any further patent or proprietary markings (such as without limitation patent pending, patent number(s), ®, or ™), or revisions thereto, as reasonably required by Licensor by written notice to Licensee, in order to comply with, or to protect Licensor’s rights under, any patent, trademark, unfair competition, or related laws.

ARTICLE FIVE – ROYALTIES, PAYMENTS, RECORDS, AUDIT

5.1
Licensee shall pay Licensor a royalty 3% of the Fair Market Value of all Licensed Products by Licensee during each calendar quarter. Such royalty shall be net of any returns of Licensed Products or bad debts incurred within such calendar quarter. Licensee shall be entitled to use a reasonable number of Licensed Product units for purposes of advertising, promotions and marketing without compensation to Licensor.

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5.2
Upon execution of this Agreement, Licensee shall pay Licensor a nonrefundable up-front advance royalty payment in the amount of $78,000 as follows: $5,000 per month until the Licensee has raised $250,000 in capital from third party investors, at which time the Licensee shall pay the Licensor the entire balance of such up-front, advance royalty payment. The Parties agree that up to $75,000 of the amount of the up-front advance royalty payment actually paid by Licensee to Licensor shall be credited against and reduce future royalty payments to Licensor pursuant to Section 5.1, but only to the extent such up-front advance royalty payments are actually paid to Licensor as set forth in the prior sentence. Licensee shall show the application of such credit in the applicable royalty reporting to Licensor set forth in Section 5.3 herein. As a result, there is no such credit to reduce royalty payments when otherwise due hereunder (i.e., as if there were no such credit) unless and only to the extent that Licensee has earlier paid the Licensor up-front advance royalty exceeding the amount of royalty payments otherwise due hereunder.

5.3
Within thirty days of the conclusion of each calendar quarter hereunder, the Licensee shall deliver to the Licensee a written report stating the number of each type or model number of Licensed Product sold, shipped, used, or distributed by or for the Licensee during such concluded calendar quarter, the total Fair Market Value of all such reported Licensed Products along with a detailed explanation of how such total was calculated, and payment in full to the Licensor for all royalties due to the Licensor for such calendar quarter.

5.4
Late payments, though not permitted hereunder, shall incur interest payable to Licensor at 1.5% per month or the highest amount permitted by law, whichever is lower. All royalties paid hereunder are nonrefundable except to the extent of credits expressly provided for in Section 5.1 herein.

5.5
The Licensee shall maintain at its offices set forth above full and accurate records of all activities under this Agreement or related to (i) any making, having made, use, sale, or distribution of any Licensed Product or (ii) any use of any Licensed Mark. The Licensor shall have the right to audit such records at such offices during normal business hours upon at least one week notice in advance but no more than twice per year. In the event that any such audit reveals under-reporting of royalties to the Licensor in an amount exceeding 10% or that any two such audits each reveal under-reporting of royalties to the Licensor in an amount exceeding 5%, the Licensee shall pay the Licensor’s actual out-of-pocket costs of conducting of the audit. The Licensee shall maintain such records for five years from time of first generation.

5.6
In the event that the Licensor irrevocably abandons all Licensed Patents or they are all held invalid or unenforceable, the royalty of Section 5.1 shall be reduced from 3% to 2% for all products bearing any Licensed Mark on the products or their packaging.

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ARTICLE SIX – LIMITED WARRANTIES, INDEMNITY

6.1
Licensor represents and warrants that it (i) owns the Licensed Patents and the pending federal trademark registration application identified above, (ii) owns the Licensed Marks to its knowledge, (iii) has the right to grant the license granted by this Agreement, and (iv) is unaware that any Licensed Patent is invalid or unenforceable or that the subject matter covered by any of same would infringe any third party patent or other intellectual property. Licensor further represents and warrants that Licensor owns the patent application (not the invention) and that neither Licensor has any knowledge of any prior art that could invalidate Licensor’s patent application, or of any third party intellectual property that would be infringed by making, selling, offering for sale, importing, or using of the subject matter of Licensor’s patent application. Except as set forth above, Licensor makes no other representations or warranties, express or implied. The Parties agree that Licensor shall be, in its sole discretion, responsible for the payment of all costs and expenses incurred in securing the issuance of Licensed Patents and the Licensed Marks. In the event Licensor, in its sole discretion, does not pay all of the costs and expenses to secure the issuance of the Licensed Patents and the Licensed Marks, Licensee may, without any obligation to do so, pay such expenses without any right of offset against the royalties otherwise due and payable hereunder.

6.2	Licensee represents and warrants that has the right to enter to this Agreement.

6.3
Licensee shall defend, indemnify, and hold Licensor and its authorized representatives harmless against all claims, suits, costs, damages, and judgments incurred, claimed, or sustained by third parties, whether for personal injury or otherwise, because of the manufacture, marketing, use, distribution, or sale of any Licensed Product, including without limitation any product or service bearing any Licensed Mark and sold, used, or distributed by, or made by or for Licensee, and shall indemnify Licensor for all damages due to any improper or unauthorized use of any Licensed Mark by, for, or as authorized by the Licensee except to the extent caused by the Licensor. In the alternative, in the event any such claim, suits, costs, damages and judgment relates to or arise as a result of a claim of a patent infringement or other intellectual property infringement, Licensee shall have the right to terminate this License and cease selling any of the Licensed Products. Licensee shall maintain at its own expense in full force and effect at all times during which product bearing a Licensed Mark is being sold, used, or distributed by or for the Licensee, with a responsible insurance carrier acceptable to Licensor, at least a Two Million Dollar (One Million Per Claim) products liability insurance policy with respect to all such products. This insurance policy shall expressly name the Licensor as an additional beneficiary, and the Licensee shall provide for at least ten days prior written notice to Licensor and Licensee of the cancellation or any substantial modification of the policy. This insurance policy may be obtained for Licensor by Licensee in conjunction with a policy that covers products other than the Licensed Products. Licensee shall, from time to time upon reasonable request by Licensor, promptly furnish or cause to be furnished to Licensor evidence in form and substance satisfactory to Licensor in its reasonable discretion, of the maintenance of the insurance required by this Section 6.3, including, but not limited to, originals or copies of policies, certificates of insurance (with applicable riders and endorsements), and proof of premium payments.

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6.4
Provided the Licensee is not otherwise in breach of this License through no prior material fault and breach of this License by the Licensor, and further provided that WG Chase, LLC, d/b/a The Golf Agency, a Delaware limited liability company is not in breach of the Operating Agreement of Tour Striker-TGA, LLC dated August 10, 2009, through no prior material fault and breach of that Operating Agreement by Tour Striker, Inc., an Oregon corporation and related party to the Licensor, Licensor agrees not to take any action or fail to take any action as the manager or member of Licensee which will cause the Licensee to violate or breach the terms of this Agreement. The purpose of this paragraph is to ensure that Licensor’s principals, Martin and Stacey Chuck or its related party, Tour Striker, Inc., will not take any actions or fail to take any actions as a Manager or Member, respectively, of Licensee so as to cause Licensee to violate or breach the terms of this Agreement, provided, however, this paragraph will in no way otherwise limit or modify Licensor’s rights and remedies under this Agreement in the event of a violation or breach by Licensee.

ARTICLE SEVEN – TERMINATION

7.1	Unless earlier terminated as provided in this Article or in Sections 2.1 or 3.1 of this Agreement, this Agreement is perpetual.

7.2
If a party materially breaches any term of this Agreement, the other party may provide written notice to the breaching party specifying the breach. If the breaching party fails to cure the breach within 30 days of receiving such notice, the other party may terminate this Agreement by written notice of termination to the recipient. Any termination under this Section 7.2 is in addition to any other remedy to which the party not in breach may be entitled.

7.3
The Licensor may terminate this Agreement on written notice to the Licensee if Licensee (i) is unable to pay its bills as they come due for three succeeding months; (ii) files a petition in bankruptcy, (iii) is made the subject of an involuntary bankruptcy proceeding that remains un-dismissed ninety days after its commencement, (iv) is declared bankrupt by a court, (v) makes an assignment for the benefit of creditors, (vi) has a receiver or trustee appointed for it; or (vii) undergoes a significant change in ownership without the prior written consent of the Licensor other than an ownership change consented to by the Licensor in writing or an ownership change caused by Licensor.

7.4
Upon termination, unless Licensor elects to purchase the inventory of Licensed Products owned by Licensee at the time of the termination, Licensee shall have the right to sell and liquidate any remaining reasonable inventory of such products not purchased in contemplation of termination of this License. In the event and to the extent that Licensor elects to purchase such remaining inventory, upon the effective date of such termination, Licensor shall purchase such inventory for cash or other immediately available funds at the Licensee’s actual costs for the Licensed Product being purchased plus costs to ship the purchased Licensed Product to Licensor, and no such royalties shall be due to the Licensor hereunder. For purposes of this paragraph “actual costs” shall include only Licensee’s costs to acquire and ship the Licensed Product to Licensee’s U.S. warehouse and shall not include any overhead or marketing costs of Licensee.

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7.4
Licensee shall provide the Licensor with at least 90 days advance written “Notice” of any intent to challenge, in whole or in part, the validity or enforceability of any claim of any Licensed Patent, in any court or administrative agency, including but not limited to, the United States Patent and Trademark Office. Such Notice shall set forth the identity of any claim being challenged and an identification of any “prior art” and/or argument upon which Licensee relies for its assertion, as well as the date upon which the Licensee learned of such “art” or argument and all evidence, documentation, written, oral, electronic or otherwise that relates to such “art” or argument. Failure to timely provide such Notice shall be considered a material breach for which Licensor may, at its option, terminate this agreement. However, it is agreed that the giving of such Notice, by itself, shall not be deemed to create a case or controversy justifying litigation between the parties. In the event that Licensee shall fail to establish the invalidity or unenforceability of any claim, as asserted, Licensee will pay the reasonable expenses and attorney fees associated with the defense of all claims by Licensor, together with interest thereon from the date of Licensee’s payment. In addition, Licensee’s royalty obligations hereunder shall increase by 100% to reflect the additional value of any claim(s) that has successfully weathered such a challenge.

ARTICLE EIGHT — MISCELLANEOUS PROVISIONS

8.1
This Agreement will be binding upon, and will inure to the benefit of, the successors and permitted assigns of the parties. This Agreement may not be assigned by any party without the written consent in advance of the other party, which consent will not be unreasonably withheld or delayed. The Licensor may, however, assign this Agreement to any party acquiring the entire intellectual property rights of the Licensor licensed hereunder.

8.2	Any notice may be given in writing, by any form of delivery requiring a return receipt and addressed and delivered to a party at the address for the party set forth above

8.3
Licensee will pay any tax (and any related interest or penalty), however designated, imposed as a result of this agreement, including any tax which Licensee is required to withhold from payments to Licensor, except: any income tax imposed upon Licensor by the United States or any governmental entity within the United States.

8.4
This Agreement and any disputes under it will be governed by the substantive laws of the State of Colorado, USA, without regard to conflict of law principles. Jurisdiction and venue for any legal proceeding commenced by either party to enforce this Agreement or resolve any dispute arising under it will lie exclusively in the courts in City and County of Denver, Colorado, USA, and both parties hereby consent to such jurisdiction and venue.

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8.5
This Agreement sets forth the entire agreement between the parties as to its subject matter. It extinguished and merges all prior discussions between them. Neither party will be bound by any warranties, understandings, or representations with respect to such subject matter other than as expressly provided herein or in a writing signed with or subsequent to execution hereof by an authorized representative of the party to be bound.

8.6
In the event that a Court of competent jurisdiction finds any provision of this Agreement to be invalid or unenforceable, the balance of this Agreement shall remain valid and enforceable, and the Court shall revise the invalid or unenforceable provision to the extent required to render it valid and enforceable as applicable consistent with the intent and objectives of the parties set forth in this Agreement.

8.7
In the event of a dispute hereunder, within one month of one party’s receipt of written notice from the other party specifying a request to meet hereunder, at least one executive from each party with full authority to resolve the matter shall meet in person in Portland, Oregon, in order to seek to resolve the matter amiably.

8.8	No waiver of any right or obligation under this Agreement shall constitute or be urged to constitute a waiver or any subsequent right or obligation hereunder.

8.9	Time is of the essence for each party’s obligations hereunder.

Wherefore, the parties have indicated their agreement to be bound by the terms of this Agreement by the execution of their authorized agents as set forth below.

Licensor:		Licensee:

By	/s/ Stacey R. Chuck	By:	/s/ Richard Massey
	Stacey R. Chuck	Name:	Richard Massey
		Title:	Manager
By:	/s/ Martin J. Chuck	Date of Signature: 8-10, 2009
Martin J. Chuck
Date of Signature: Aug 10, 2009

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